UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 8, 2005
infoUSA Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-19598 (Commission File Number)	47-0751545 (I.R.S. Employer Identification No.)

5711 South 86th Circle Omaha, Nebraska (Address of Principal Executive Offices)	68127 (Zip Code)
(402) 593-4500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
This Form 8-K/A amends the Current Report on Form 8-K (the “Original Filing”) of infoUSA Inc. (the “Company”) dated August 8, 2005, which disclosed that Ray Butkus, the President of the Company’s Donnelley Marketing unit, is resigning from his post effective September 1, 2005. The Original Filing also disclosed that Mr. Butkus will continue to serve as a consultant to the Company for a period of one year after his departure, but at the time of the Original Filing Mr. Butkus had not entered into a consulting agreement with the Company.
Mr. Butkus has now entered into a Separation and Consulting agreement with the Company dated as of August 19, 2005. The Agreement provides that Mr. Butkus will receive his regular compensation and benefits through August 31, 2005. The Agreement also provides that the Company will engage Mr. Butkus as a consultant for the period ending on the earlier of August 31, 2006, or the date Mr. Butkus secures employment or other compensable work. The Company will pay Mr. Butkus a consulting fee of $33,000 per month during the consulting period. Mr. Butkus agrees that he will not compete with the Company or solicit the Company’s customers for a competing business for a period of one year after termination of his employment. The Agreement also includes a release by Mr. Butkus of any claims he may have against the Company relating to his employment. A copy of the Separation and Consulting Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits. The following exhibit is furnished herewith:

Exhibit 10.1	Separation and Consulting Agreement dated August 19, 2005, between infoUSA Inc. and Ray Butkus

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

infoUSA, Inc. (Registrant)
Date: August 31, 2005	By:	/s/ RAJ DAS
Raj Das,
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Separation and Consulting Agreement dated August 19, 2005, between infoUSA Inc. and Ray Butkus